Exhibit 10.3

SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO THE EMPLOYMENT AGREEMENT (this “Second Amendment”) is entered into as of May 7, 2024 (the “Second Amendment Effective Date”) by and between Shayna Dray, an individual and resident of the State of Rhode Island, (the “Employee”) and LifeMD, Inc. (formerly known as Conversion Labs, Inc.), (the “Company”), a Delaware Corporation. The Employee and the Company are also each hereinafter referred to individually as a “Party” and together as the “Parties”.

RECITALS

WHEREAS, on or around April 14, 2021, (“Effective Date”), the Company and the Employee entered into an Employment Agreement (the “Employment Agreement”) whereby Employee was hired—effective May 3, 2021—to serve the Company (starting in the capacity as Head, Supply Chain & Procurement with a base salary of $165,000, a target bonus of 20% of base salary, and an equity grant of 40,000 options (all having an exercise price of $13.74 per share), effective June 24, 2021 (i.e., shareholder approval date of the 2021 amendment to the 2020 Equity and Incentive Plan) and subject to monthly vesting over a period of 36 months;

WHEREAS, as part of the annual merit review process: (i) on or about April 4, 2022, Employee was awarded 5,000 restricted shares, vesting in full on April 4, 2025; and (ii) Employee’s base salary was increased to $175,000, effective May 11, 2022.

WHEREAS, as part of the annual merit review process, effective on May 1, 2023, Employee’s base salary was increased to $200,000.

WHEREAS, effective on or about October 7, 2023, Employee’s title was changed to Senior VP, Operations.

WHEREAS, effective on or about November 8, 2023 (the “First Amendment Effective Date”), the Company and the Employee entered into the First Amendment to Employment Agreement (“First Amendment”), whereby the Parties further amended the Employment Agreement to: (i) memorialize that the 5,000 restricted shares previously awarded on or about April 4, 2022 remain in effect and will vest in full on April 4, 2025; (ii) cancel the 40,000 stock options previously awarded under Section 4(d) of the Employment Agreement (all of which carry a $13.74 exercise price and are underwater); (iii) replace all cancelled awards with a new grant of 48,000 shares of restricted stock subject to vesting and other terms as described therein; and (iv) make a contingent future grant of 12,000 shares of restricted stock subject to the contingencies and subsequent vesting, as described below.

WHEREAS, the Parties desire to further amend the Employment Agreement and First Amendment to better correlate with Employee’s increased professional responsibilities, whereby the Company: (i) increases Employee’s base salary; (ii) increases Employee’s target bonus; (iii) reaffirms that 20,000 restricted shares vested on January 1, 2024 to Employee; (iv) reaffirms that 4,000 restricted shares vested on March 31, 2024; (v) reaffirm that Employee’s 29,000 unvested Restricted Shares (10,000 + 5,000 + 10,000 + 4,000) and Employee’s 12,000 not-yet-granted Future Restricted Shares—a total of 41,000 restricted shares—will be incorporated into the vesting schedule, as described below; and (vi) award to Employee an additional 150,000 restricted shares of the Company’s common stock ((v) and (vi) collectively, the “Total Restricted Shares”), vesting upon achievement of personal and Company performance milestones, as described below.

WHEREAS, for avoidance of doubt, other than the amendments set forth below in this Second Amendment, all other provisions of the Employment Agreement and First Amendment remain in effect today and moving further, unless and until amended in the future.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the Parties hereby agree as follows:

1. Preamble.

a. The 20,000 restricted shares previously awarded on or about November 8, 2023 remain in effect and vested in full on January 1, 2024.

b. The 4,000 restricted shares previously awarded on or about November 8, 2023 remain in effect and vested in full on March 31, 2024.

2. Amendments. The Employment Agreement and First Amendment shall be further amended as follows, in accordance with the terms and conditions of Section 8 thereof:

a.	Base Salary: Employee’s Base Salary is increased to $300,000.

b.	Bonus: Employee’s target bonus is increased to 40%.

c.	The Equity Compensation Section of the Employment Agreement and First Amendment is hereby replaced:

Restatement Of 41,000 Unvested Restricted Shares Plus Additional 150,000 Restricted Shares. In addition to the incorporation below of the 41,000 Unvested Restricted Shares from the First Amendment, and pursuant to the Company’s 2020 Equity and Incentive Plan (the “Plan”) and any amendments thereto, Employee shall receive, upon the Second Amendment Effective Date, an additional award of 150,000 restricted shares of the Company’s common stock—which total 191,000 restricted shares (“Total Restricted Shares”), vesting as follows, and in some cases, vesting upon achievement of personal performance milestones described below:

●	23,000 restricted shares vest on January 1, 2025;
●	5,000 restricted shares vest on April 4, 2025;
●	23,000 restricted shares vest on January 1, 2026;
●	25,000 restricted shares vest on this Second Amendment Effective Date based on the performance of Employee in the 2023 calendar year, at the discretion of the CEO and approval by the Board of Directors; and
●	25,000 restricted shares vest on 3/31/25 based on the performance of Employee in the 2024 calendar year, at the discretion of the CEO and approval by the Board of Directors.

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●	30,000 restricted shares vest upon the healthcare business achieving $100,000,000 in net revenue (defined as gross healthcare sales minus healthcare-related refunds and returns) with a 5% adjusted EBITDA margin, on or before December 31, 2025;
●	30,000 restricted shares vest upon the healthcare business achieving $150,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2026; and
●	30,000 restricted shares vest upon the healthcare business achieving $200,000,000 in net revenue with a 10% adjusted EBITDA margin, on or before December 31, 2027.

In the event that a change in control of the Company—as defined in the following paragraph—was scheduled to occur on a date before the Future Restricted Shares were capable of being granted to Employee, then the change in control of the Company will be contingent upon the inclusion and concurrent award of the Future Restricted Shares to Employee as part of the closing of that change in control event.

Except as otherwise set forth herein or in the associated Restricted Stock Agreement, vesting of the Restricted Shares will cease upon the termination of Employee’s employment with the Company subject to the terms of the Employment Agreement and any amendments thereto. All Restricted Shares vest immediately and become exercisable in full upon a Change in Control, regardless of whether or not any performance milestone has been met at the time of the Change in Control. As used herein, “Change of Control” means (i) a bona fide transfer or series of related transfers of Shares to any person or Group in which, or as a result of which, such person or Group obtains the direct or indirect right to elect a majority of the board of directors of the Company; or (ii) a sale of all or substantially all of the assets of the Company. As used herein, “Group” means any group or syndicate that would be considered a “person” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended. The foregoing grant of Restricted Shares shall be made on the Company’s customary form of restricted stock award for employees. All applicable awards under this Second Amendment shall be subject to forfeiture or other penalties under any clawback or recoupment policy of the Company in effect from time to time, including but not limited to the LifeMD, Inc. Incentive Compensation Recovery Policy (effective October 12, 2023).

3. Covenants of Employee.

a. Employee will truthfully and accurately make, maintain, and preserve all records and reports that the Company may from time-to-time reasonably request or require;

b. Employee will obey all rules, regulations, and reasonable special instructions applicable to Employee, and will be loyal and faithful to the Company at all times, constantly endeavoring to improve Employee’s ability and knowledge of the business in an effort to increase the value of Employee’s services to the mutual benefit of the Parties;

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c. Employee will make available to the Company all information Employee has knowledge relating to the business of the Company or any of its Subsidiaries and will make all suggestions and recommendations that Employee feels will be of benefit to the Company;

d. Employee will fully account for all money, records, goods, wares, and merchandise or other property belonging to the Company of which Employee has custody, and will pay over and deliver the same promptly whenever and however he may be reasonably directed to do so;

e. During employment with the Company, its subsidiaries, and thereafter, the Employee will not divulge, transmit, or otherwise disclose (except as legally compelled by court order), directly or indirectly, any confidential knowledge or information with respect to the operations, finances, organization, or employees of the Company or its affiliates or with respect to confidential or secret processes, services, techniques, customers, or plans with respect to the Company and its affiliates. The Employee will not use, directly or indirectly, any confidential information of the Company and its affiliates for the benefit of anyone other than the Company or its affiliates.

f. All files, records, correspondence, memoranda, notes, or other documents (including, without limitation, those in computer-readable form) or property relating or belonging to the Company and its affiliates, whether prepared by the Employee or otherwise coming into his possession in the course of the performance of his services, shall be the exclusive property of the Company and shall be immediately delivered to the Company and not retained by the Employee (including, without limitations, any copies thereof) upon termination of employment for any reason whatsoever.

g. While employed by the Company and its subsidiaries and for a period of three (3) months thereafter (the “Restricted Period”), the Employee shall not, within any jurisdiction or marketing area in which the Company or any of its affiliates is doing business, directly or indirectly—limited to telehealth or telemedicine businesses—(i) participate in the ownership, management, operation, or control of; or (ii) consult with, be employed by, or otherwise render services to any said telehealth or telemedicine business. During the Restricted Period, the Employee shall not, privately or publicly: (i) solicit for business or accept the business of, any person or entity who is, or was at any time within the previous three (3) months, a customer of the Company (or potential customer with whom the Company had initiated contact) or its affiliates, unless Employee had contacts with said customer or potential customer prior to signing these Employment Terms (and for the avoidance of doubt, “customer” as used herein specifically excludes any and all patients of the Company’s affiliated medical group or and of any third-party medical provider to the Company); (ii) disparage or make derogatory, pejorative, or offensive remarks about the Company, it affiliates, or its brands, products, and offerings.

h. Employee represents and warrants that Employee’s performance under these Terms does not and will not violate the terms of any other agreement to which Employee is a party, including, without limitation, confidentiality, or non-competition agreements.

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i. Employee understands that in his performing work for the Company, he will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person that Employee has an obligation of confidentiality. Rather, Employee further understands that he will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. Employee agrees that he will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom Employee has an obligation of confidentiality. Employee hereby represents that he has disclosed to the Company any contract he has signed that may restrict Employee’s activities on behalf of the Company.

j. Employee acknowledges and understands that the securities of the Company are publicly traded and subject to the Securities Act of 1933 and the Securities Exchange Act of 1934. As a result, Employee acknowledges and agrees that (i) he is required under applicable securities laws to refrain from trading in securities of the Company while in possession of material nonpublic information and to refrain from disclosing any material nonpublic information to anyone except as permitted by this Agreement in connection with the performance of Employee’s duties hereunder, and (ii) he will communicate to any person to whom Employee communicates any material nonpublic information that such information is material nonpublic information and that the trading and disclosure restrictions in clause (i) above also apply to such person.

4. Termination of Employment. Employee’s employment with the Company will be “at-will.” Either the Company or Employee can terminate the employment at any time and for any reason, with or without notice by the Company, and with at least two weeks written notice by Employee. The Company may terminate the employment of the Employee with cause if the Company determines that, for example, Employee has:

a. materially breached any provision hereof, any Company approved policy or procedure (including but not limited to the Code of Ethics or any material provision of the Employee Handbook), habitually neglected the duties which Employee was required to perform under any provision of this Agreement, or any fiduciary duty owed to Company;

b. misappropriated funds or property of the Company or otherwise engaged in acts of dishonesty, fraud, embezzlement, misrepresentation, or other acts of moral turpitude, even if not in connection with the performance of Employee’s duties hereunder, which could reasonably be expected to result in serious prejudice to the interests of the Company if Employee were retained as an employee;

c. secured any personal profit not completely disclosed to and approved by the Company in connection with any transaction entered into on behalf of or with the Company or any affiliate of the Company, including not limited to acts of self-dealing whether or not for personal gain, or failure to return any compensation amount required to be clawed back or returned to the Company by application of any applicable law or regulation; or

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d. failed to carry out and perform duties assigned to Employee in accordance with the terms hereof in a manner acceptable to the Company after a written demand for substantial performance is delivered to Employee which identifies the manner in which Employee has not substantially performed Employee’s duties and provided further that Employee shall be given a reasonable opportunity to cure such failure.

e. willfully, recklessly, or negligently violate any applicable state or federal law or regulation, including but not limited to failure or refusal to materially comply with all relevant and material obligations, assumable and personally chargeable to an executive of his corporate rank and responsibilities, under the Sarbanes-Oxley Act and the regulations of the Securities and Exchange Commission promulgated thereunder; or

f. been convicted of, or enter a plea of guilty or no contest to, a felony or misdemeanor under state or federal law in a court of competent jurisdiction, other than a traffic violation or misdemeanor not involving dishonesty or moral turpitude.

For purposes of this section, the Employee shall not be terminated for Cause without (i) reasonable notice to the Employee setting forth the reasons for the Company’s intention to Terminate for Cause and a reasonable opportunity to cure such situation (if capable of cure), (ii) an opportunity for the Employee, together with counsel, to be heard before the General Counsel and/or Chief Executive Officer of the Company, and (iii) delivery to the Employee of a notice of termination from the Company, finding that, in the good faith opinion of the General Counsel and/or Chief Executive Officer, the Employee had engaged in the conduct set forth above and specifying the particulars thereof in detail.

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5. Amendment and Waiver. This Agreement may not be changed orally but only by written documents signed by the Party against whom enforcement of any waiver, change, modification, extension, or discharge is sought; however, the amount of compensation to be paid to Employee for services to be performed for the Company hereunder may be changed from time to time by the Parties by written agreement without in any other way modifying, changing, or affecting this Agreement or the performance by Employee of any of the duties of his employment with the Company. Any such written agreement shall be, and shall be conclusively deemed to be, a ratification and confirmation of this Agreement, except as expressly set forth in such written amendment. The waiver by any Party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any subsequent breach thereof, nor of any breach of any other term or provision of this Agreement.

6. Notice. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (a) three business days after being received by registered or certified mail, return receipt requested, postage prepaid, or (b) three business days after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, in the case of the Company, to its principal office address or to legal@lifemd.com with confirmed return receipt, and in the case of Employee, to Employee’s residence address as shown on the records of the Company, Employee’s address on this Agreement (if not a residence), [***], or may be given by personal delivery thereof.

7. Entire Agreement. This Agreement forms the complete and exclusive statement of Employee’s employment agreement with the Company. It supersedes any other agreements, representations or promises made to Employee by anyone, whether oral or written. Changes in Employee’s employment terms, other than those changes expressly reserved to the Company’s discretion in this Agreement, require a written modification signed by an officer of the Company.

8. Force Majeure. Neither of the Parties shall be liable to the other for any delay or failure to perform hereunder, which delay or failure is due to causes beyond the control of said Party, including, but not limited to acts of God; acts of the public enemy; acts of the United States of America or any state, territory, or political subdivision thereof or of the District of Columbia; fires; floods; epidemics; quarantine restrictions; strike; or freight embargoes. Notwithstanding the foregoing provisions of this Section 12, in every case the delay or failure to perform must be beyond the control and without the fault or negligence of the Party claiming excusable delay

9. Dispute Resolution. In the event of any dispute arising under or pursuant to this Agreement, the Parties agree to attempt to resolve the dispute in a commercially reasonable fashion before instituting any litigation or arbitration (except for emergency injunctive relief). If the parties are unable to resolve the dispute within thirty (30) days, then the parties agree to mediate the dispute with a mutually agreed upon mediator in New York, NY. If the parties cannot agree upon a mediator within ten (10) days after either party shall first request commencement of mediation, each party will select a mediator within five (5) days thereof, and those mediators shall select the mediator to be used. The mediation shall be scheduled within thirty (30) days following the selection of the mediator. The parties further agree that any applicable statute of limitations will be tolled for the period of time from the date mediation is requested until 14 days following the mediation. If the mediation does not resolve the dispute, then the parties irrevocably and unconditionally agree to the arbitration provisions in Section 14.

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10. Arbitration. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, Employee and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, Employee’s employment with the Company, or the termination of Employee’s employment, shall be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes(available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration.. The arbitration will take place in New York, NY unless otherwise agreed to by the Parties. Employee acknowledges that by agreeing to this arbitration procedure, both Employee and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by Employee or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law(s) to be submitted to mandatory arbitration and the applicable law(s) are not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the “Excluded Claims”). In the event Employee intends to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be filed with a court, while any other claims will remain subject to mandatory arbitration. Employee will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that Employee or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that Employee would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either Employee or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

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11. Successors.

a.  No rights or obligations of Employee under this Agreement may be assigned or transferred by Employee other than Employee’s rights to payments or benefits hereunder, which can be transferred only by will or the laws of descent and distribution. Upon Employee’s death, this Agreement and all rights of Employee hereunder shall inure to the benefit of and be enforceable by Employee’s beneficiary or beneficiaries, personal or legal representatives, or estate to the extent any such person succeeds to Employee’s interests under this Agreement. Subject to compliance with the terms of any Company sponsored benefit plan, Employee shall be entitled to select and change a beneficiary or beneficiaries to receive following Employee’s death any benefit or compensation payable hereunder by giving the Company written notice thereof. In the event of Employee’s death or a judicial determination of Employee’s incompetence, reference in this Agreement to Employee shall be deemed, where appropriate, to refer to Employee’s beneficiary(ies), estate, or other legal representative(s).

b. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and permitted assigns.

c. The Company shall have the right to assign this Agreement to any successor of substantially all of its business or assets, and any such successor shall be bound by all of the provisions hereof.

12. Governing Law; Jurisdiction. This Second Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). Any legal proceeding arising out of or based upon this Second Amendment shall be instituted in the federal courts or the courts of the State of New York and each party irrevocably submits to the exclusive jurisdiction of such courts in any such proceeding.

13. Counterparts. This Second Amendment may be executed in several counterparts, each of which shall be deemed to be an original copy and all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties shall not have signed the same counterpart.

[signature on next page]

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IN WITNESS WHEREOF, each of the undersigned hereby (a) executes this Second Amendment to the Employment Agreement; (b) confirms its agreement with the provisions and covenants herein provided; and (c) agrees to be bound by this Second Amendment to the Employment Agreement.

EXECUTED as of the Second Amendment Effective Date, as set forth above.

LIFEMD, INC.

/s/ Justin Schreiber
By:	Justin Schreiber, Chairman & CEO

EMPLOYEE

/s/ Shayna Dray
By:	Shayna Dray, SVP, Operations

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